DORAL FINANCIAL CORPORATION



June 29, 2004                                            FOR IMMEDIATE RELEASE

Contact:

Mario S. Levis
Senior Executive Vice President
and Treasurer
Tel: (787) 474-6709


    DORAL FINANCIAL ANTICIPATES RECORD LOAN PRODUCTION IN 2004 DESPITE
    -------------------------------------------------------------------
                       EXPECTED INCREASE IN INTEREST RATES
                       -----------------------------------

         San Juan, Puerto Rico, June 29, 2004 - Mr. Salomon Levis, Chairman of the Board and Chief Executive Officer of Doral Financial Corporation (NYSE:
DRL), stated that contrary to recent announcements by US-based mortgage lenders, he did not believe that the expected increase in interest rates would have an adverse impact on the Company's operations. In fact, Mr. Levis stated that the anticipated increases in interest rates during 2004 represent an opportunity for Doral Financial to realize additional profits.

         As previously announced on April 15, 2004, the Company is anticipating loan production of $7.5 billion for the year 2004, well in excess of the $6.5 billion record production of 2003. The Company has previously explained that refinancing loans in Puerto Rico are generally in smaller loan amounts and tend to be driven more by debt consolidation considerations rather than interest rate savings. Because interest on a mortgage loan is tax deductible by a borrower under Puerto Rico income tax law, when interest rates increase on other consumer products on which the interest is not tax deductible, the average homeowner is more inclined to refinance his/her mortgage loan as interest rates on mortgage loans are generally also lower. That is why even in a considerably higher mortgage rate environment, like the one that existed in 1999, Doral's refinancings generally run at a high level, i.e. 60% of internal mortgage loan originations. Since 1998, the Company has attained record earnings in the last 25 consecutive quarters, under different interest rate scenarios.

         Additionally, the existing demand for new housing in Puerto Rico in 2004 continues strong and so does Doral's share of this new housing market including the growing government-sponsored affordable housing loans, most of which enjoy tax exempt interest rates, with a strong mortgage backlog and a substantial visible pipeline of increasing mortgage volume. Mr. Levis said that increased economic growth should increase consumer confidence and therefore help stimulate new home purchases exceeding the Company's previous record origination levels.

         Mr. Levis also pointed out that while the mortgage banking segment contributed 89% to total net income in 1999, this contribution is expected to be less than 45% in 2004, as Doral's commercial banking, insurance and brokerage business continue to grow solidly. Doral Bank is now the fourth largest and fastest growing bank in Puerto Rico in terms of assets. Many of these businesses produce fee income that is less sensitive to changes in interest rates.

         Mr. Levis concluded by reiterating his optimism for the remainder of the year 2004 and the future.

         The Company plans to release its second quarter 2004 earnings on July 14, 2004 immediately following the close of regular trading on the New York Stock Exchange.


FORWARD LOOKING STATEMENTS

         This press release contains certain "forward-looking statements" concerning the Company's future economic performance. The words or phrases "expect", "project", "anticipate", "look forward", "should" and similar expressions are meant to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                                       2